Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BEAR PARENT INC.,

BEAR MERGER SUB INC.

and

BELK, INC.

Dated as of AUGUST 23, 2015

-i-

-ii-

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2015 (this “Agreement”), by and among Bear Parent Inc., a Delaware corporation (“Parent”), Bear Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Belk, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), is advisable, fair to and in the best interests of the Company and the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guaranty of Sycamore Partners II, L.P., a Cayman Islands exempted limited partnership, Sycamore Partners, L.P., a Delaware limited partnership, and Sycamore Partners A, L.P., a Delaware limited partnership (collectively, the “Guarantors”) in favor of the Company, which irrevocably and unconditionally guarantees certain obligations of Parent hereunder (the “Guaranty”);

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company owning or controlling not less than a majority of the voting power of the outstanding Shares of Common Stock have delivered to Parent voting and support agreements (collectively, the “Voting Agreements”);

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, is advisable and in the best interests of Merger Sub and its stockholder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“2022 Notes” means the Company’s 5.21% Senior Notes due January 25, 2022.

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially comparable in the aggregate to those contained in the confidentiality provisions of the Confidentiality Agreement; provided that such confidentiality agreement shall not include an obligation of the Company to reimburse such Person’s expenses.

“Action” has the meaning set forth in Section 6.10(a).

“Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.11(c).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 6.11(c).

“Alternative Proposal” means any bona fide proposal or offer made by any Person or group of Persons other than Parent and its Affiliates relating to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (other than a leveraged recapitalization transaction, share exchange or similar transaction that would not result in any Person beneficially owning twenty percent (20%) or more of the voting power of the outstanding equity interests of the Company or any successor or parent company thereto), (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture, license or similar transaction) of more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, on a consolidated basis and, in the case of assets, measured by fair market value of such assets, (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the voting power of the outstanding Shares of Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding Shares of Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Antitrust Division” has the meaning set forth in Section 6.7(b).

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York or North Carolina are authorized by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(a).

“Circumstance” has the meaning set forth in this Section 1.1.

“Class A Common Stock” has the meaning set forth in Section 3.1(a).

“Class B Common Stock” has the meaning set forth in Section 3.1(a).

“Class A Share” has the meaning set forth in Section 3.1(a).

“Class B Share” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 5.6(a).

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.6(a).

“Company Financial / Opinion Advisor” has the meaning set forth in Section 4.20.

“Company Long Term Incentive Plan” means the Belk, Inc. Revised Executive Long Term Incentive Plan which is part of (i.e., sub-plan under) the Company Stock Plan.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from any event, change, occurrence, condition, development, state of facts or circumstance (a “Circumstance”) involving, resulting from, relating to or with respect to: (a) changes in GAAP or any other accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operates, (b) changes in financial, securities, debt or financing markets or general economic or political conditions in the United States or any other country or region, including any Circumstance with respect to the U.S. federal budget or other governmental budget, any partial or other shutdown of the U.S. federal government or any other government (or similar event), or any Circumstance arising from or related to such budget or government shutdown (or similar event) in respect of any governmental agency, executive department or other Governmental Entity, or any worsening of such Circumstances, (c) changes in the industries in which the Company or any of its Subsidiaries operates, (d) changes in applicable Law or interpretations thereof, (e) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (f) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances relating to,

Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or other Third Parties or any litigation, action, suit, proceeding or investigation involving or with respect to this Agreement or any of the transactions contemplated by this Agreement (except that this sub-clause (f) shall not apply with respect to the Company’s representations and warranties in Section 4.3(c) and to the extent related thereto, the condition in Section 7.3(a)), (g) any failure by the Company or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (provided that any Circumstance causing such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur unless excluded by another clause of this definition), (h) any action taken (or omitted to be taken) at the request, or with the consent, of Parent or Merger Sub, (i) changes in the price and/or trading volume of the Common Stock on any market in which such securities are quoted for purchase and sale (provided that any Circumstance causing such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur unless excluded by another clause of this definition), (j) any action taken by Parent, the Company or any of their respective Subsidiaries or Affiliates that is required or expressly contemplated or permitted pursuant to this Agreement (including pursuant to Section 6.1, Section 6.7, Section 6.11 or Section 6.18), including any actions required under this Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable Laws for the consummation of the Merger, (k) seasonal changes in the results of operations of the Company and/or any of its Subsidiaries or (l) any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Proxy Statement or otherwise arising out of any of the transactions contemplated by this Agreement, except in the case of each of clauses (a) through (e) and clause (k), to the extent any such Circumstance referred to therein has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.17(a).

“Company Meeting” has the meaning set forth in Section 6.5(c).

“Company Permits” has the meaning set forth in Section 4.7(c).

“Company Real Property” has the meaning set forth in Section 4.16.

“Company Related Parties” has the meaning set forth in Section 8.3(c).

“Company RSU” has the meaning set forth in Section 3.3(a).

“Company Medical Plan” means the Belk, Inc. Employees’ Healthcare Plan.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Severance Pay Plan” means the Belk, Inc. Severance Pay Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.21.

“Company Stock Plan” means the Belk, Inc. 2010 Stock Incentive Plan and any other plan or arrangement pursuant to which compensatory equity-based awards have been made.

“Company Stretch Award” has the meaning set forth in Section 3.3(b).

“Company Stretch Incentive Plan” means the Belk, Inc. 2014-2016 Stretch Incentive Plan which is part of (i.e., sub-plan under) the Company Stock Plan.

“Company Termination Fee” means $80,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other binding obligation.

“Data Room” means the online data room as of the date of this Agreement hosted by Merrill DataSite that was established by the Company and its Representatives under the project name “Bear 2015.”

“Debt Commitment Letters” has the meaning set forth in Section 5.6(a).

“Debt Financing” has the meaning set forth in Section 5.6(a).

“Debt Financing Documents” means the definitive credit documentation required to be executed and delivered as a condition to the consummation of the Debt Financing to be provided pursuant to the Debt Commitment Letters, including: all (a) credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letters, (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letters, (c) documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (d) agreements, documents or certificates that facilitate the creation of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consents and access letters) as required by the Debt Commitment Letters.

“DGCL” has the meaning set forth in the Recitals.

“D&O Insurance” has the meaning set forth in Section 6.10(c).

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(b).

“Equity Commitment Letter” has the meaning set forth in Section 5.6(a).

“Equity Financing” has the meaning set forth in Section 5.6(a).

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Financing” has the meaning set forth in Section 5.6(a).

“Financing Sources” has the meaning set forth in Section 5.6(a).

“First Lien Debt Commitment Letter” has the meaning set forth in Section 5.6(a).

“FTC” has the meaning set forth in Section 6.7(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“GSO” has the meaning set forth in Section 5.6(a).

“Guarantors” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” has the meaning set forth in Section 4.8(c).

“HSR Act” has the meaning set forth in Section 4.3(b).

“Indemnified Person” has the meaning set forth in Section 6.10(a).

“Intellectual Property” has the meaning set forth in Section 4.15.

“Intervening Event” means a material event or circumstance that was not known to the Board of Directors on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors prior to the time at which the Company obtains the Company Stockholder Approval and does not relate to any Alternative Proposal.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of either of the chief executive officer and/or the chief financial officer of Parent.

“Law” or “Laws” has the meaning set forth in Section 4.7(a).

“Leased Real Property” has the meaning set forth in Section 4.16.

“Leases” means all leases and subleases of real property leased or subleased by the Company or any of its Subsidiaries (other than leases for storage facilities).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of 17 consecutive Business Days after the date of this Agreement beginning on the first day on which (a) Parent shall have received the Required Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Information) and within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating which Required Information the Company has not delivered) and (b) the condition set forth in Section 7.1(c) has been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in

Section 7.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that (i) the Marketing Period shall commence no earlier than September 8, 2015, (ii) November 27, 2015 shall not be considered a Business Day for the purposes of the Marketing Period and (iii) the Marketing Period shall either end on or prior to December 18, 2015 or, if the Marketing Period has not ended on or prior to December 18, 2015, then the Marketing Period shall commence no earlier than January 4, 2016. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (i) prior to the time at which the Company obtains the Company Stockholder Approval, (ii) if prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (iii) if prior to the completion of the Marketing Period, the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (iv) if prior to the completion of the Marketing Period, the Company shall have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing are obtained.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2(a).

“Multiemployer Plan” has the meaning set forth in Section 4.9(a).

“New Plans” has the meaning set forth in Section 6.6(b).

“Notes” means, collectively, the 6.20% Senior Notes due August 31, 2017, 5.70% Senior Notes due November 23, 2020 and the 2022 Notes.

“Notes Amendments” has the meaning set forth in Section 6.18(a).

“Notes Takeout Amount” has the meaning set forth in Section 6.18(a).

“Old Plans” has the meaning set forth in Section 6.6(b).

“Owned Real Property” has the meaning set forth in Section 4.16.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.2(b).

“Parent Material Adverse Effect” means any Circumstance that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby.

“Parent Related Parties” has the meaning set forth in Section 8.3(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(d).

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent or the amount or validity of which is being contested in good faith or that may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar liens arising in the ordinary course of business with respect to amounts not yet delinquent, (c) requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (d) any exceptions disclosed by any title insurance commitment or title insurance policy for any Company Real Property issued by a title company prior to the date hereof, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (f) any Liens, encroachments, covenants, restrictions or state of facts that would be disclosed by a current, accurate survey or inspection of the Company Real Property issued prior to the date hereof, (g) Liens that are disclosed on the most recent consolidated balance sheet as of January 31, 2015 of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (h) Liens created by or resulting from the acts or omissions of Parent or any of its Affiliates or their respective Representatives, (i) Liens created by or resulting from matters disclosed to Parent in writing prior to the execution of this Agreement and (j) easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (j), would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such “Person.”

“Policies” has the meaning set forth in Section 4.18.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Proxy Statement” has the meaning set forth in Section 4.12.

“Real Estate Contracts” means any reciprocal easement agreement or similar instrument between the Company and a developer or other owners of a retail shopping district, mall, shopping center or other similar retail development that governs the construction, operation and use of the Company Real Property (excluding the Leases).

“Recommendation” has the meaning set forth in Section 4.3(a).

“Representatives” has the meaning set forth in Section 6.4(a).

“Required Information” means all customary financial information of the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), and (ii) under paragraph 10 of (x) in the case of the First Lien Debt Commitment Letter, Exhibit D thereto and (y) in the case of the Second Lien Debt Commitment Letter, Exhibit C thereto (as in effect on the date of this Agreement), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-3 (or any successor form thereto) under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), and information reasonably and customarily required for the preparation of a confidential information memorandum or similar lender presentation to syndicate the loans included in the Financing; provided that with respect to the pro forma data described in clause (i) above, the following shall not be considered part of the Required Information: (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma data, and (b) any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent.

“Reverse Termination Fee” means $165,000,000.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Second Lien Debt Commitment Letter” has the meaning set forth in Section 5.6(a).

“Section 16 Officer” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 3.1(a).

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

“Solvent” has the meaning set forth in Section 5.11.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities or equity interests are directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” means a written Alternative Proposal, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” contained in the definition of Alternative Proposal, that the Board of Directors or any committee thereof determines in good faith, after consultation with the Company’s outside legal and financial advisors, and taking into account all legal, financial, regulatory and other aspects and risks of the proposal (including required conditions or financing requirements) and the Person making the proposal, to be more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (including any adjustment to the terms and conditions thereof provided by Parent in response to any such Alternative Proposal).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” has the meaning set forth in Section 4.22.

“Tax Return” has the meaning set forth in Section 4.13(b).

“Taxes” has the meaning set forth in Section 4.13(b).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.14.

Section 1.2 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II.

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of King & Spalding LLP located at 1180 Peachtree Street NE, Atlanta, Georgia, 30309-3521, at 10:00 a.m., local time, on the date which shall be the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), or (b) at such other place, date and time as the Company and Parent may agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended prior to the date on which the Closing is to occur pursuant to the immediately preceding sentence, then the Closing shall occur instead on the third (3rd) Business Day following the satisfaction or waiver, if permitted by applicable Law, of all of the conditions set forth in Article VII that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no fewer than two (2) Business Day’s prior written notice to the Company and (ii) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing with the Secretary of State of the State of Delaware and shall make all other filings, deliveries or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed to by the Company and Parent and specified in the Certificate of Merger).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware.

Section 2.5 Charter and Bylaws of the Surviving Corporation. At the Effective Time, the charter and bylaws of Merger Sub as of immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Belk, Inc.), in each case until thereafter amended. Nothing in this Section 2.5 shall affect in any way the indemnification or other obligations provided for in Section 6.10.

Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of the Surviving Corporation.

Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of the Surviving Corporation.

ARTICLE III.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Except as otherwise provided in Section 3.1(b) or Section 3.1(d), each share of Class A common stock, par value $0.01 per share, of the Company outstanding immediately prior to the

Effective Time (such shares, collectively, the “Class A Common Stock,” and each, a “Class A Share”), and each share of Class B common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”; and each, a “Class B Share”; and a Class A Share or a Class B Share referred to as a “Share”), shall be converted automatically into and shall thereafter represent the right to receive $68.00 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (in each case, less any applicable withholding Taxes).

(b) Parent- and Merger Sub-Owned Shares. Each Share that is owned directly by the Company (or any direct or indirect Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (including any Shares acquired by or contributed to Parent or any of Parent’s Affiliates immediately prior to the Effective Time pursuant to agreements with holders of Shares (the “Rollover Agreements”)) (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding this Section 3.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Merger Consideration (unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such Shares), but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such Shares, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(e) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent or any of Parent’s Affiliates pursuant to the Rollover Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event described above in this Section 3.1.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (subject to the Company’s reasonable prior written approval) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and dissenting shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such cash, the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1 (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree prior to the Closing), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (B) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, the Company, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Law relating to Taxes with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the applicable taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation or Parent for payment of their claim for the Merger Consideration upon due surrender of their Shares. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Until the termination of the Exchange Fund pursuant to Section 3.2(d), if for any reason (including dissenting shares ceasing to be dissenting shares) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes).

Section 3.3 Treatment of Company Stock Based Awards. The Company shall take all actions necessary or appropriate to implement the following:

(a) Immediately prior to the Effective Time, each then outstanding award settled in shares of Class B Common Stock under the Company Long Term Incentive Plan (the “Company RSUs”), whether or not vested, and whether or not any issuance or forfeiture conditions to which such Company RSUs are subject have been achieved, shall, contingent upon consummation of the Merger, become 100% vested under the Company Long Term Incentive Plan and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied. For purposes of this Section 3.3(a), to the extent any issuance or forfeiture condition applicable to any award of Company RSUs relates in whole or in part to a performance goal for which the performance period extends beyond the date hereof, such issuance or forfeiture condition shall be deemed satisfied only to the extent of the target level for such performance goal. Immediately prior to the Effective Time, the Company shall issue to each holder of an award of Company RSUs the number of shares of Class B Common Stock underlying such award of Company RSUs (as determined above), which shares of Class B Common Stock shall be entitled to receive the Merger Consideration (less any applicable withholding Taxes) pursuant to Section 3.1(a).

(b) Immediately prior to the Effective Time, each award settled in shares of Class B Common Stock under the Company Stretch Incentive Plan (each, a “Company Stretch Award”) that is either (i) outstanding immediately prior to the Effective Time or (ii) if the Effective Time occurs following January 30, 2016, that was outstanding on January 30, 2016, whether or not vested, and whether or not any such issuance or forfeiture conditions have been achieved, shall, contingent upon consummation of the Merger, become 100% vested under the Company Stretch Incentive Plan and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied. For purposes of this Section 3.3(b), to the extent any issuance or forfeiture condition applicable to a Company Stretch Award relates in whole or in part to a performance goal for which the performance period extends beyond the date hereof, such issuance or forfeiture condition shall be deemed satisfied only to the extent of the target level for such performance goal. For the avoidance of doubt, the Company and Parent agree that, for purposes of the Company Stretch Incentive Plan, the fair market value of the Class B Common Stock immediately prior to the Closing Date will be equal to the Merger Consideration. Immediately prior to the Effective Time, the Company shall issue to each holder of a Company Stretch Award the number of shares of Class B Common Stock underlying such award (as determined above), which shares of Class B Common Stock shall be entitled to receive the Merger Consideration (less any applicable withholding Taxes) pursuant to Section 3.1(a).

(c) The Company shall terminate the Company Stock Plan immediately as of the Effective Time, and following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan other than the right to receive the awards or payments in accordance with the terms of this Section 3.3. All payments under this Section 3.3 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding.

Section 3.4 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, or combination or exchange of shares, or any stock dividend thereon with a record date during such period or any similar event, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to proportionally reflect such change.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents publicly filed with the SEC between February 2, 2013 and the date that is two Business Days prior to the execution of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such Company SEC Documents to the extent they are predictive or forward-looking in nature, but including any description of historic facts or events included therein) or (b) in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that (i) disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure and (ii) nothing in the Company SEC Documents shall be deemed to be an exception to, or a disclosure for the purposes of, the Company’s representations and warranties set forth in Section 4.2, Section 4.3(a), or Section 4.10(b)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. (a) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of the foregoing clauses (a) and (b) where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries. Section 4.1 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and each Subsidiary’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) (i) of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens and (ii) of each of the other Subsidiaries of the Company is owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company.

Section 4.2 Capital Stock.

(a) The authorized share capital of the Company consists of 200,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 18, 2015 (the “Capitalization Date”), there were (i) 38,292,393 shares of Class A Common Stock issued and outstanding, (ii) 1,097,872 shares of Class B Common Stock issued and outstanding excluding any shares of Class B Common Stock described in clause (v) or (vi) of this Section 4.2(a), (iii) no shares of Preferred Stock issued and outstanding, (iv) no shares of Common Stock held by the Company in its treasury, (v) a maximum aggregate number of 549,628 shares of Class B Common Stock issuable pursuant to Company RSUs outstanding under the Company Long Term Incentive Plan after giving effect to Section 3.3(a), assuming that the Effective Time occurred on the Capitalization Date, and (vi) 188,833 shares of Class B Common Stock issuable pursuant to Company Stretch Awards after giving effect to Section 3.3(b), assuming that the Effective Time occurred on the Capitalization Date. All outstanding Shares are (or, if issued after the date hereof, will be upon issuance) duly authorized, validly issued, fully paid and non-assessable, and are not (and will not be) subject to and were not (and will not be) issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above or as expressly permitted by Section 6.01(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock or other equity interests issued or outstanding (or reserved for issuance) as of the date hereof, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company’s Subsidiaries is subject obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries. Since the Capitalization Date, no shares of capital stock or other equity interests of the Company or any of its Subsidiaries, and no other securities directly or indirectly convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries have been issued other than issuances of shares of Common Stock in respect of any vesting of Company RSUs and Company Stretch Awards outstanding on the date hereof in accordance with the applicable terms thereof as in effect on the date of this Agreement (and which shares of common stock are included in the maximum number of shares of Class B Common Stock issuable under the Company Long Term Incentive Plan or the number of shares of Class B Common Stock issuable pursuant to Company Stretch Awards as set forth in clause (v) and clause (vi), respectively, of Section 4.2(a)).

(c) Except for any Company RSUs and Company Stretch Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 4.2(e) of the Company Disclosure Letter provides a list as of the Capitalization Date of (i) the name of each holder of Company RSUs and Company Stretch Awards, (ii) the date such Company RSUs or Company Stretch Awards were granted, (iii) the maximum number of shares of Class B Common Stock underlying such Company RSUs, (iv) the actual number of shares of Class B Common Stock issuable to such holder of Company RSUs under the Company Stock Plan in accordance with Section 3.3(a), assuming that the Effective Time occurred on the Capitalization Date, and (v) the actual number of shares of Class B Common Stock issuable to such holder of Company Stretch Awards under the Company Stretch Incentive Plan in accordance with Section 3.3(b), assuming that the Effective Time occurred on the Capitalization Date.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Assuming the accuracy of the representations and warranties in Section 5.10, the Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors at a duly held meeting has unanimously (i) determined that the terms of the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable, this Agreement and the Merger, and (iii) subject to Section 6.4, resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting. Assuming the accuracy of the representations and warranties in Section 5.10, except for the Company Stockholder Approval and the Specified Approvals, no other corporate actions on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub and the accuracy of the representation and warranties in Section 5.10, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, filing with or notification to any federal, state, local or non-U.S. governmental or regulatory agency, commission, court, arbitrator, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement with the SEC, and (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iv), the “Specified Approvals”), and other than any consent, approval, authorization, permit, filing or notification the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 4.3(b) and the accuracy of the representation and warranties in Section 5.10, receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) except in connection with the Leases, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens or Liens incurred in connection with the Debt Financing) upon any of the properties or assets of the Company or any of its

Subsidiaries, other than, in the case of clauses (i) (only with respect to Subsidiaries), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (as amended and supplemented from time to time, the “Company SEC Documents”) since January 31, 2015, each of which, on the date filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and on such date, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation. None of the Subsidiaries of the Company are, or have been at any time since February 2, 2013, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects, or in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto and which are not material individually or in the aggregate), and were prepared or will be prepared, as applicable, in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) which would be reasonably likely to have a material effect on the Company and its Subsidiaries, taken as a whole.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed with the objective of providing reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of January 31, 2015, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Such internal controls over financial reporting are designed with the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2015 (or the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities incurred in the ordinary course of business since January 31, 2015 and (d) for liabilities that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) To the Knowledge of the Company, since February 2, 2013, the Company and each of the Company’s Subsidiaries have been and are in compliance with, and have not been and are not in default under or in violation of, any applicable federal, state, local or non-U.S. law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, ruling or other similar legal requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had, and would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Section 4.4 or Section 4.5, or in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents authorized to act, and acting, on behalf of the Company or its Subsidiaries has, in connection with the business activities of the Company, (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any similar Law of any other applicable jurisdiction or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are conducting and since February 2, 2013 have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since February 2, 2013 (or earlier if not fully resolved), neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity or any other Person alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (iii) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of, or exposure to, any Hazardous Substance in violation of, or so as to give rise to liability under, any applicable Environmental Law, including at or from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree or Action pursuant to, or has assumed, provided an indemnity with respect to (other than indemnities provided in the ordinary course of business in connection with leases of real property and the like), or become subject to, any liability of any other Person under, any Environmental Law.

(b) As used herein, “Environmental Law” means all foreign, federal, state and local Laws relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), public or worker health and safety, pollution or Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any Subsidiary is governed by or subject to applicable Law.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, Sections 4.4, 4.6, 4.7(c), 4.10 and 4.11 and this Section 4.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plans are subject to ERISA, and any bonus, stock bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including contingent liability or obligation).

(b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) (i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. (ii) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, is entitled to rely upon a favorable opinion issued by the Internal Revenue Service or had an application timely filed with the Internal Revenue Service seeking such a favorable determination letter or favorable opinion and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of the qualified status of any such plan. (iii) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any material liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Section 4980B of the Code (or similar state Law) for which the covered individual pays the full cost of coverage, (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) or (C) retiree or post-employment coverage and benefits provided under the existing terms of the Company Severance Pay Plan, the Company Medical Plan, and the Company Employees’ Group Life Insurance Plan. (iv) No obligation to a governmental agency or liability under or with respect to Title IV of ERISA or Sections 412 or 430 of the Code or under or with respect to any Multiemployer Plan has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full prior to the date hereof, and, to the Knowledge of the Company, no event occurred and no condition exists that would reasonably be expected to result in a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such obligation or liability thereunder. (v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums and contributions required to be paid by the Company or its Subsidiaries as of the date hereof under the terms of each Company Benefit Plan or pursuant to applicable Law in respect of current or prior plan years have been paid or accrued in accordance with GAAP. (vi) No employee benefit plan of the Company or its ERISA Affiliates is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. (vii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending, or, to the Knowledge of the Company, threatened Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) or audits or investigations by any Governmental Entity on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) (1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code as of the date hereof: (i) there does not exist any failure to make contributions to such Company Benefit Plan required by such provisions of ERISA and the Code, or any violations of the applicable benefits restrictions under Section 436 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) as of the date hereof have been timely paid; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates; and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Knowledge of the Company, no condition exists which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies in all material respects with the requirements of Section 409A of the Code and the regulations thereunder by its terms and has been operated in all material respects in accordance with such requirements such that no material additional Taxes are due with respect to any such arrangement under Section 409A of the Code.

(f) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (including a termination of employment following the Effective Time), (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to any compensation, severance pay, unemployment compensation or any other payment or material benefit, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) subject to the assumptions and qualifications set forth in Section 4.9(f) of the Company Disclosure Letter, give rise to the payment of any amount that would subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(g) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement with any current or former director, officer, employee, consultant, advisor or other service provider that provides for the Company or any of its Subsidiaries to provide a gross-up, indemnification, or reimbursement of or other payment for any Taxes, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). The Company has made available to Parent copies of calculations related to Taxes under Section 4999 of the Code and loss of deductibility under Section 280G of the Code, and related interest or penalties, prepared in good faith (whether or not final) by outside consultants in connection with the transactions contemplated by this Agreement with respect to any employee of the Company whose position is senior vice president or more senior, and upon written request of Parent, shall provide any additional such calculations prepared on behalf of the Company with respect to other employees as soon as practicable following the date hereof.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 31, 2015 through the date of this Agreement, other than the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) From January 31, 2015 through the date of this Agreement there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) From January 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i), (vi), (vii), (x), (xi), (xii), (xv), (xvi), (xvii), (xix) or (xxii) of Section 6.1(b).

Section 4.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, and (c) there are no settlements to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound, in the case of each of clauses (a), (b) and (c) that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Proxy Statement; Other Information. Subject to the last sentence of this Section 4.12, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document of the Company incorporated by reference therein, as each may be amended or supplemented, the “Proxy

Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document of the Company incorporated by reference therein) will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. Notwithstanding anything to the contrary contained herein, no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.13 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes due on such Tax Returns (whether or not reflected on such Tax Returns), except for any Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for material Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, escheat or unclaimed or abandoned property, workers’ compensation, net worth, excise, duties, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, Section 4.9 and this Section 4.13 shall be deemed to contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 4.14 Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a)(i) there are no strikes or lockouts pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort underway relating to employees of the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown or work stoppage in effect with respect to employees of the Company or any of its Subsidiaries, (b) since February 2, 2013, the Company and its Subsidiaries have been in compliance with all applicable Laws with respect to (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices, and (iv) the Worker Adjustment and Retraining Notification Act, as

amended, or any similar state or local statute (collectively, the “WARN Act”), and (c) there are no employment-related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 4.14 or Sections 4.4, 4.6, 4.7(c), 4.10, 4.11 and 4.17.

Section 4.15 Intellectual Property. Section 4.15 of the Company Disclosure Letter sets forth all patents, patent applications, registered trademarks, trademark applications, registered copyrights, and domain name registrations owned by the Company or any of its Subsidiaries, in each case identifying, as applicable, the owner, registration number, registration date, application number, and application date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a valid and enforceable right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, software and other intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of any Third Party since February 2, 2013 and (ii) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no Actions pending or, to the Knowledge of the Company, threatened that (A) challenge or question the Company’s ownership or right to use any Intellectual Property of the Company or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of a Third Party (except matters for which the Company or any of its Subsidiaries is indemnified by a supplier or service provider). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 2, 2013, the Company and its Subsidiaries have complied with the Payment Card Industry Data Security Standard in connection with processing of consumer payment card transactions and privacy policies of the Company and its Subsidiaries concerning the collection, dissemination, storage or use of personal information. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 2, 2013, the Company and its Subsidiaries have not experienced any material breaches of the Company’s or its Subsidiaries’ information technology systems that resulted in a Third Party’s unauthorized use or access that is known to the Company or its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15 and Sections 4.4, 4.6, 4.7, 4.10, 4.11 and 4.17.

Section 4.16 Real Property.

(a) The Data Room contains a copy of each Lease with respect to real property leased by the Company or its Subsidiaries (the “Leased Real Property”), together with any supplements and amendments thereto other than site plans, which such copy is true and correct in all material respects, and a list which is true and correct in all respects of real property owned by the Company and used in the operation of the Company’s business (the “Owned Real Property”; and, together with the Leased Real Property, the “Company Real Property”). The Company Real Property comprises all of the real property occupied or otherwise used in the operation of the Company’s business as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title to all of the Owned Real Property and good title to all its personal property and has valid leasehold or subleasehold interests in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens). To the Knowledge of the Company, except pursuant to the Leases in the Data Room, (i) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Company Real Property or any material portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(c) There are no pending or threatened, in writing, condemnation proceedings with respect to any of the Owned Real Property or, to the Knowledge of the Company any Leased Real Property that would materially affect the use, operation and/or maintenance thereof as the same are now being used, operated and/or maintained.

Section 4.17 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or Company Benefit Plans (other than with respect to clauses (vi) and (ix) in this Section 4.17(a)) and except as set forth in Section 4.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act), or would be required to be disclosed by the Company under Item 1.01 on a Current Report on Form 8-K or pursuant to Section 404(a) of Regulation S-K under the Securities Act;

(ii) is a joint venture or partnership Contract that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, swap or hedging agreement, letter of credit, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;

(iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $3,000,000 after the date of this Agreement;

(v) is a collective bargaining or other agreement with any labor organization;

(vi) is an agreement for the engagement of any Person on a full-time, part-time, or independent contractor basis and providing for annual compensation in excess of $250,000;

(vii) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area (other than radial restrictions in the Leases entered into in the ordinary course of business);

(viii) (A) for the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $1,500,000 or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date hereof in excess of $1,000,000; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $5,000,000;

(ix) indemnifies or holds harmless any director or executive officer of the Company or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries or pursuant to a customary director or executive officer indemnification contract);

(x) requires any capital commitment or capital expenditure (or series of capital expenditures), including for information technology or e-commerce capital expenditures, or any loan or investment, by the Company or any of its Subsidiaries in an amount in excess of $5,000,000 individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business or rental payments made under Leases; or

(xi) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries.

Each Contract of the type described in this Section 4.17(a), together with each Lease with respect to Leased Real Property, each Real Estate Contract and each Contract filed as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract.”

(b) A true and complete copy of each Company Material Contract (other than Real Estate Contracts) and, to the Knowledge of the Company, each Real Estate Contract has been made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any material dispute with respect to any Company Material Contract.

Section 4.18 Insurance Policies. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is commercially reasonable, and (b) all of the Policies are in full force and effect. Since January 31, 2015 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies, and no claim or claims have been reported to an insurance provider under any such Policies involving an amount in excess of $500,000 individually or $5,000,000 in the aggregate.

Section 4.19 Finders or Brokers. Except for the Company Financial / Opinion Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 4.19 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees it will incur to the Company Financial / Opinion Advisor in connection with this Agreement and the transactions contemplated hereby.

Section 4.20 Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. (the “Company Financial / Opinion Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Stock, taken in the aggregate, in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be delivered by the Company to Parent as promptly as possible after the execution of this Agreement for informational purposes only.

Section 4.21 Required Vote of the Company Stockholders. The affirmative vote of a majority of the voting power of the outstanding Class A Shares and Class B Shares, voting together as a single class (with each Class A Share entitled to ten (10) votes and each Class B Share entitled to one (1) vote) is the only vote of holders of securities of the Company which is required to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 4.22 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 and Section 5.10 are true and correct, no restriction on business combinations of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law under the DGCL (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had, and would not reasonably be expected to, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the charters and bylaws of Parent and Merger Sub, each as amended through the date hereof.

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to the effectiveness of the Merger Sub Stockholder Consent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and, assuming the effectiveness of the Merger Sub Stockholder Consent and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Parent, as the sole stockholder of Merger Sub, shall execute and deliver and shall not thereafter revoke a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”).

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of a pre-merger notification and report form under the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, and (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.2(b), the effectiveness of the Merger Sub Stockholder Consent, and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct wholly owned subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a wholly owned subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.6 Financing.

(a) Parent has delivered to the Company true and complete copies of (a) the executed equity commitment letter dated on or about the date hereof with the Guarantors (as amended, modified, supplemented, or extended from time to time after the date of this Agreement in compliance with Section 6.11, the “Equity Commitment Letter”) pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the cash amount set forth therein (the “Equity Financing”), and (b) (i) the debt commitment letter dated on or about the date hereof with the financial institutions identified therein and, including, without limitation, lenders, agents and arrangers that have committed to provide or otherwise entered into agreements in connection with the Debt Financing commitment or alternative debt financings, and any joinder agreements, indentures or credit agreements, in each case, entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and assigns (collectively, with GSO (as defined below), together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and assigns the “Financing Sources”), together with a customary redacted fee letter (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing) (as amended, modified, supplemented or extended from time to time after the date of this Agreement in compliance with Section 6.11, the “First Lien Debt Commitment Letter”) and (ii) the debt commitment letter dated on or about the date hereof with GSO Capital Partners LP (“GSO”), together with a customary redacted fee letter (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing) (as amended, modified supplemented or extended from time to time after the date of this Agreement in compliance with Section 6.11 (the “Second Lien Debt Commitment Letter” and, together with the First Lien Debt Commitment Letter, the “Debt Commitment Letters”; the Debt Commitment Letters together with the Equity Commitment Letter, the “Commitment Letters”), in each case, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide Parent debt financing in the amounts set forth in the applicable Debt Commitment Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”), in each case for purposes of financing the transactions contemplated by this Agreement and related fees and expenses.

(b) Except for customary redacted fee and engagement letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered true, correct and complete copies to the Company prior to the date of this Agreement (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing), there are no side letters or other agreements, contracts or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters and delivered to the Company prior to the date of this Agreement.

(c) As of the date of this Agreement, each of the Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, each other party to such Commitment Letters (except to the extent limited by the Enforceability Exceptions). As of the date hereof, none of the Commitment Letters have been amended, restated or otherwise modified or waived in any respect, and the respective commitments contained in the Commitment Letters have not been withdrawn, rescinded or otherwise modified in any respect. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a breach or default), or the failure of any condition, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letters. There are no conditions precedent to the funding of the full amount of the Financing (including pursuant to any “flex” provisions in the related fee letters) other than the conditions precedent set forth in the Commitment Letters. Based on facts and events of which Parent has Knowledge as of the date of this Agreement and assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3 and in the Commitment Letters, Parent has no reason to believe that, as of the date of this Agreement, any of the conditions to closing of the Financing will not be satisfied on the Closing Date. As of the date of this Agreement,

Parent is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent, in any of the Commitment Letters inaccurate in any material respect. The aggregate proceeds of the Financing when funded in accordance with the Commitment Letters are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (including to pay the Merger Consideration for all of the shares of Common Stock and all other amounts required to be paid in connection with the Closing pursuant to Article III), to make any repayment or refinancing of the Notes and any other debt contemplated in this Agreement or the Commitment Letters, and to pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement and the Financing. Parent (or an Affiliate thereof) has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid.

(d) As of the date of this Agreement, neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lenders party to the Financing to provide financing for other potential purchasers of the Company.

(e) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 5.7 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly authorized and executed Guaranty. The Guaranty is in full force and effect and is the legal, valid and binding obligation of each of the Guarantors, enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Exceptions, and no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of any Guarantor under such Guaranty.

Section 5.8 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.9 Certain Arrangements. Other than the Voting Agreements and the Rollover Agreements, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the Company’s securities, the transactions contemplated by this Agreement or to the operations or ownership of the Company after the Effective Time.

Section 5.10 Ownership of Common Stock. Except pursuant to this Agreement and the Rollover Agreements, (i) none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company, and (ii) none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article IV of this Agreement (disregarding any materiality, Knowledge, Company Material Adverse Effect or similar qualification or exception contained therein), and (c) that the Company on a consolidated basis is Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement, including the Financing, any Alternative Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of the Notes and any other debt contemplated in this Agreement or the Debt Commitment Letters, and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.12 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries.

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied as to, and neither Parent nor Merger Sub is relying upon, the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable), and none of the Company, its stockholders, directors, officers, employees, agents or other representatives, or any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s or its Representative’s making available to Parent or its Representative’s or Parent’s or its Representative’s use of such information, including any management presentation materials delivered to Parent, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent in the due diligence materials (formal or informal) provided to Parent, including in the Data Room or in any other form in connection with the transactions contemplated by this Agreement (or any omissions therefrom), or any Required Information provided in connection with the Debt Financing. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Data Room or any management presentation or in any Required Information. Parent, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall conduct the business of the Company and its Subsidiaries in the ordinary course of business in a manner consistent with past practice and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve in all material respects its business organization and operations and to maintain in all material respects existing relations with Governmental Entities, customers, suppliers, employees (subject to Section 6.1(b)(iii)), creditors and lessors.

(b) Without limiting the generality of Section 6.1(a), subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a) the Company, on behalf of itself and its Subsidiaries, covenants that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned except in the case of the below clauses (i), (ii), (iii), (v), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xvi), (xvii), (xviii), (xix) and (xxii) and with respect to actions contemplated by such clauses, the below clause (xxiv) (with respect to which Parent’s consent may be withheld for any reason in its sole discretion)), the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, notwithstanding anything to the contrary contained in this Agreement or the Company Disclosure Letter;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as provided for under the existing terms of the Company Benefit Plans listed on Section 4.9(a) of the Company Disclosure Letter in effect on the date hereof, shall not, and shall not permit any of its Subsidiaries to, (A)(1) increase the base salary, retainer or director fees or other fees or bonus opportunities or modify any bonus arrangements or bonus targets for any current or former director or any Section 16 Officer, (2) increase the base salary or bonus opportunities or modify any bonus arrangements or bonus targets for the Company’s or any of its Subsidiaries’ employees or officers (other than directors and Section 16 Officers, which are subject to the immediately preceding clause (1)), except for annual, market-based, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to the Company’s or its Subsidiaries’ current or former directors, officers, or employees (other than increases required by Law and immaterial increases resulting from changes to welfare benefit programs made in the ordinary course of business), (B) enter into any employment, change of control, severance or retention agreement with or grant, pay or agree to pay any severance or termination payments or any similar benefits to any employee, officer or director of the Company or any of its Subsidiaries, (C) grant or pay any bonus or equity-based awards to any current or former officer, director or employee of the Company or its Subsidiaries, (D) except as permitted pursuant to clauses (A), (B) and (C) above or as required by Law, enter into, establish, adopt, amend, terminate or waive any rights with respect to any Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) or amend any of the performance criteria under any Company Stock Plan, (E) accelerate the vesting, payment or funding of any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) grant or make any equity awards that may be settled in capital stock, equity interests or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any capital stock, equity interests or other securities of the Company or any of its Subsidiaries and (G) take any actions to partially or fully terminate or refrain from taking any actions that would result in the partial or full termination of, the Belk, Inc. Pension Plan or purchase one or more annuity contracts to, or otherwise, satisfy all or any portion of benefit obligations under the Belk, Inc. Pension Plan;

(iv) shall not, and shall not permit any of its Subsidiaries to, implement any facility closings or employee layoffs that do not comply with the WARN Act or any similar foreign, state, or local Law;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital commitments to or investments in any Person (except for (A) loans or investments between any direct or indirect wholly owned Subsidiary of the Company and the Company or another direct or indirect wholly owned Subsidiary of the Company, (B) proprietary credit card transactions required or permitted to be made under the Credit Card Program Agreement dated November 21, 2005 with General Electric and (C) employee advances for travel and other business expenses in the ordinary course of business not exceeding $250,000 individually or $5,000,000 in the aggregate) or make any change in its existing borrowing or lending arrangements for or on behalf of any executive officers, directors, employees, agents or consultants, except as required by the terms of any Company Benefit Plan made available to Parent prior to the date of this Agreement;

(vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or applicable Law;

(vii) shall not, and shall not permit any Subsidiary to, adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities other than (A) issuances of shares of Common Stock in respect of any vesting of Company RSUs or Company Stretch Awards outstanding on the date hereof in accordance with Section 4.2(a)(v) and (vi) in accordance with the applicable terms thereof as in effect on the date of this Agreement (and which shares of Common Stock are included in the maximum number of shares of Class B Common Stock issuable under the Company Long Term Incentive Plan or the number of shares of Class B Common Stock issuable pursuant to Company Stretch Awards as set forth in clause (v) and clause (vi), respectively, of Section 4.2(a)) and (B) the acquisition of shares of Common Stock from a holder of a Company RSU or Company Stretch Award in satisfaction of required tax withholding obligations;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interest in the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares of capital stock or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than the acquisition of shares of Common Stock from a holder of Company RSUs or Company Stretch Awards in satisfaction of withholding obligations;

(x) shall not, and shall not permit any of its Subsidiaries to, incur, issue, modify, offer, place, arrange, syndicate, assume, guarantee, prepay, defease, cancel, acquire or otherwise become responsible for any indebtedness for borrowed money (directly, contingently or otherwise) (including assuming, guaranteeing or otherwise becoming responsible for the obligations of any Person for borrowed money), except for (A) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b) or outstanding as of the date hereof and (C) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Company’s revolving credit facility in the ordinary course of business consistent with past practice;

(xi) except (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date hereof, (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby or (D) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, abandon, permit to lapse, divest, mortgage or otherwise encumber (including securitizations), or grant or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material Intellectual Property owned by the Company or any of its Subsidiaries or any properties or assets, including the capital stock of Subsidiaries and Leases (but excluding Owned Real Property, which is separately addressed in the following clause (xii)), other than dispositions or non-exclusive licenses of supply or inventory or Intellectual Property in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, abandon, divest, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any Owned Real Property or remove any of the existing improvements on the Owned Real Property except to the extent that any such removal occurs in the ordinary course of business;

(xiii) shall not, and shall not permit any of its Subsidiaries to, (A) modify or amend, terminate or waive any rights under any Company Material Contract or Lease with respect to Leased Real Property in any material respect in a manner which is adverse to the Company, (B) enter into any new Contract that would constitute a Company Material Contract pursuant to Section 4.17(a) or, other than any purchase order for supply, inventory or trading stock acquired in the ordinary course, that would require payment by the Company and its Subsidiaries of any amounts in excess of $5,000,000 and which cannot be cancelled on less than thirty (30) days’ notice without material penalty or that would constitute a Lease with respect to Leased Real Property if entered into prior to the date hereof (other than in connection with the expiration or renewal of any Company Material Contract or Lease with respect to Leased Real Property in accordance with its terms), (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract or Lease, (D) remove any of the existing improvements on the Leased Real Property except to the extent that such removal occurs in the ordinary course of business, (E) enter into any Contract which contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the transactions contemplated hereby or any subsequent change in control of the Company or any of its Subsidiaries or (F) amend or modify the letter of engagements of the Company’s financial advisors in any manner that materially increases the fees or commissions payable by the Company, or materially increase the fees or commissions payable by the Company to the Company’s financial advisors by reason of any discretionary compensation that might otherwise be awarded by the Company;

(xiv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, other than any Action to which Section 6.15 applies or that involves only the payment of monetary damages not in excess of $750,000 individually or $3,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its Subsidiaries (provided, in no event shall the Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds);

(xv) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return with respect to any Tax, (C) or surrender any right to a refund of material Taxes, (D) change any method of accounting for Tax purposes, (E) settle or compromise any material Tax claim or assessment or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xvi) shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets, joint venture, investment or capital contribution or otherwise) or agree to so acquire any entity, business or division or material assets from any other Person (excluding ordinary course purchases of inventory, products, services and licensing of Intellectual Property under a non-exclusive license in the ordinary course of business);

(xvii) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or any information technology or e-commerce expenditure (including any commitments for any of the foregoing);

(xviii) shall not, and shall not permit any of its Subsidiaries to, (A) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or (B) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or in compliance with Section 6.4 and Article VIII of this Agreement);

(xix) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any material transaction with any Affiliate or any shareholder (other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xix), it being understood that this Section 6.1(b)(xix) (including this proviso) shall not be read to narrow Section 6.1(b)(iii));

(xx) shall not, and shall not permit any of its Subsidiaries, to enter into any new line of business or change its material operating policies in any material respect except as required by applicable Law;

(xxi) shall not, and shall not permit any of its Subsidiaries to, fail to keep in full force and effect the Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance covering the business, assets or properties of the Company or any of its Subsidiaries;

(xxii) shall not, and shall not permit any of its Subsidiaries to, (A) close any stores, (B) consolidate or shut down any distribution facility or (C) open any new stores;

(xxiii) shall not, and shall not permit any of its Subsidiaries to, commence any Action, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby; and

(xxiv) shall not, and shall not permit any of its Subsidiaries to, agree, authorize or commit, in each case, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3 Access.

(a) Subject to compliance with applicable Laws and the Confidentiality Agreement, the Company shall afford to Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts (including any Company Benefit Plan), commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, or, except as required by Section 6.4, to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access to the extent it (i) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (iii) would, in the reasonable judgment of the Company, result in a loss of privilege (provided that the Company and /or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, to so allow for such disclosure in a manner that does not result in the loss of privilege) or trade secret protection to the Company or any of its Subsidiaries or (iv) would constitute a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of April 3, 2015, between the Company and Sycamore Partners Management, LLC (the “Confidentiality Agreement”).

Section 6.4 Alternative Proposals.

(a) The Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”, with it being acknowledged and agreed that any stockholder of the Company that is not a director, officer, employee, accountant, consultant, legal counsel, financial advisor or agent shall not be deemed to be a Representative of the Company or any of its Subsidiaries for purposes of this Agreement) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to an Alternative Proposal.

(b) Subject to Section 6.4(c), Section 6.4(d) and Section 6.4(f), from the execution this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall not authorize any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Alternative Proposal, (ii) enter into or participate in any discussions or negotiations with or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party relating to an Alternative Proposal or any inquiry or proposal that may reasonably be expected to lead to an Alternative Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Recommendation (or recommend an Alternative Proposal or authorize the Company to enter into a written agreement concerning an Alternative Proposal), (iv) fail to publicly reaffirm the Recommendation following any written request by Parent to provide such reaffirmation following an Alternative Proposal (which request may only be made once with respect to such Alternative Proposal absent further material changes in such Alternative Proposal) prior to the earlier of (x) ten (10) Business Days following such request and (y) five Business Days prior to the Company Meeting, unless, in the case of this clause (y), it would be inconsistent with the Board of Directors’ fiduciary duties to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the Board of Directors’ fiduciary duties or fail to include in the Proxy Statement when mailed, the Recommendation (any of the foregoing in clauses (iii) or (iv), an “Adverse Recommendation Change”); or (v) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Alternative Proposal; provided that the Company shall not enforce and hereby waives any provision of any confidentiality, standstill or similar agreement that would prohibit a Third Party from communicating confidentially an Alternative Proposal to the Board of Directors.

(c) Notwithstanding anything contained in Section 6.4(b) to the contrary, if at any time after the execution of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Representatives has received an Alternative Proposal that the Board of Directors believes in good faith after consultation with the Company’s outside legal and financial advisors, is or may reasonably be expected to lead to a Superior Proposal and (ii) the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take.

(d) In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors or any committee thereof from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders with regard to the transactions contemplated by this Agreement or an Alternative Proposal which the Board of Directors or any committee thereof determines is reasonably required by applicable Law or fiduciary duty (provided that neither the Company nor its Board of Directors (or any committee thereof) may recommend any Alternative Proposal unless permitted by Section 6.4(f)), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Alternative Proposal solely for the purpose of clarifying such Alternative Proposal and the terms thereof.

(e) After the execution of this Agreement and prior to obtaining the Company Stockholder Approval, the Company shall promptly, and in any event within twenty-four (24) hours, notify Parent after receipt by the Company (or any of its Representatives) of any Alternative Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably believes is considering making, or has made, an Alternative Proposal, which notice shall include the material terms and conditions of any such Alternative Proposal, indication or request.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors may, if the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change (i) in response to a written Alternative Proposal that the Board of Directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (provided the Company has complied with Section 8.1(c)), or (ii) in response to an Intervening Event.

(g) Prior to effecting any Adverse Recommendation Change or Superior Proposal Termination, (i) the Company shall notify Parent, in writing at least three (3) Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”), of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination (which notice shall include the terms and conditions of any Superior Proposal, the identity of the Person making such proposal and a copy of the most recent draft of any written agreement related thereto (it being understood and agreed that any amendment to the terms of such Superior Proposal, including any revision to price, shall require a new Notice Period of at least two (2) Business Days) or, if in response to an Intervening Event, shall include reasonable detail regarding the Intervening Event), (ii) during the applicable Notice Period, the Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustment to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable, and (iii) at the end of the Notice Period, the Board of Directors shall determine in good faith (after consultation with its outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent) or the Intervening Event continues to necessitate an Adverse Recommendation Change.

Section 6.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 6.4, include the Recommendation and (ii) Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and Parent shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and (ii) respond (with the assistance of, and after consultation with, Parent, as provided by this Section 6.5(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company, on the one hand, and Parent and its Affiliates, on the other hand, shall (A) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (B) consider in good faith such comments reasonably proposed by the Company, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with applicable Law (including the DGCL) and its charter and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to Section 6.4, use reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall have the right to make one or more successive postponements or adjournments of the Company Meeting (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors or any committee thereof has determined in good faith after consultation with outside counsel is reasonably necessary under applicable Law (including fiduciary duty under applicable Law) and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (C) to allow reasonable additional time to solicit additional proxies to the extent the Board of Directors or any committee thereof reasonably believes necessary in order to obtain the Company Stockholder Approval.

Section 6.6 Employee Matters.

(a) For a period beginning on the Effective Time and concluding on December 31, 2016 (or, if earlier, the date of termination of the relevant employee), Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries and, for purposes of severance benefits, each eligible former employee of the Company and its Subsidiaries (collectively, the “Company Employees”), (i) base cash compensation (including commission rates) and annual cash bonus opportunities that, in each case, are substantially similar to the base cash compensation (including commission rates) and annual cash bonus opportunities that were provided to the applicable Company Employee immediately before the Effective Time and (ii) employee benefits or compensation in lieu thereof that are substantially comparable in the aggregate to the employee benefits that were provided to the applicable Company Employee immediately before the Effective Time under the Company Benefit Plans listed on Section 4.9(a) of the Company Disclosure Letter. For purposes of determining the employee benefits that are provided to a Company Employee immediately before the Effective Time under the immediately preceding sentence, employee benefits shall include annual cash incentive compensation and retirement plans but shall exclude compensatory equity-based incentive awards, retention payments and enhanced bonus payments made in connection with the transaction contemplated by this Agreement. Any other provision of this Agreement to the contrary notwithstanding and except as set forth on Section 6.6(a) of the Company Disclosure Letter, Parent shall provide, or shall cause to be provided, to each Company Employee whose employment terminates prior to December 31, 2016, severance benefits equal to the greater of (A) the severance benefits provided for under the Company Severance Pay Plan in effect immediately prior to the Effective Time, and (B) the severance benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b) For purposes of vesting, eligibility to participate and level of vacation or severance and retiree welfare benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees and eligible former employees of the Company and its Subsidiaries after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service for the same purpose under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits or to the extent that Parent establishes a new broad based employee benefit plan providing benefits that are materially different from any benefits provided at the Effective Time and such new plan provides no service credit for periods before the effective date of such new plan. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee and his or her eligible dependents and domestic partners to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents and domestic partners, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents and domestic partners during the portion of the plan year of the Old Plans ending on the date such participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents and domestic partners for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change in control” (or similar phrase) with respect to the Company Benefit Plans set forth on Section 6.6(c) of the Company Disclosure Letter (as such Company Benefit Plans are in effect on the date hereof) will occur at or prior to the Effective Time.

(d) Prior to making any material written communications to the Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have no fewer than three (3) Business Days to review and comment on the communication (provided that Parent shall review and comment as soon as practicable following receipt thereof, but no later than within three (3) Business Days), and Parent and the Company shall cooperate in providing any such mutually agreeable communication. The Company shall provide Parent five (5) Business Days in lieu of three (3) Business Days for purposes of this Section 6.6(d) if Parent timely makes a good faith reasonable request for an extension.

(e) Nothing in this Section 6.6 or any other provision of this Agreement shall (i) confer upon any Company Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation or any Affiliate of Parent and the Company Employee, (ii) prevent the amendment, modification or termination of any Company Benefit Plan after the Effective Time (in each case in accordance with and subject to the terms of the applicable Company Benefit Plan) or (iii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement.

(f) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.6 shall create such rights in any such Persons.

Section 6.7 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, and cause to be taken, all actions, and to do promptly, and cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) preparing and filing as promptly as practicable with any Governmental Entity or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, clearances, registrations, permits, authorizations and other confirmations from any Governmental Entity or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including the Specified Approvals and the Parent Approvals); provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 6.4, Section 8.1(c)(i), and the last sentence of Section 6.5(c).

(b) In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub and their respective Affiliates shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable after the date hereof and in any event within seven (7) Business Days of the date hereof. The Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust, competition, trade regulation or similar matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Merger or any of the other transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

(c) Parent shall offer to take (and if such offer is accepted, commit to take and take) with respect to itself and its controlled Affiliates and the Company and its Subsidiaries any and all actions necessary, proper or advisable to avoid and eliminate each and every impediment under any antitrust, competition, trade regulation or other applicable Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General, any other Governmental Entity or any other Person with respect to the Merger or any of the other transactions contemplated by this Agreement so as to enable the consummation thereof as promptly as practicable after the date hereof, and in any event no later than the End Date, including (i) proposing, negotiating, offering to commit to effect (and if such offer is accepted, committing to effect and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates, (ii) proposing, negotiating, and offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates), and if the offer is accepted, committing to take and taking such action, (iii) terminating, relinquishing, modifying or waiving existing or future relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates, (iv) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates and (v) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (i) through (iv) (provided that the Company shall not be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby), in each case, as may be necessary, proper or advisable in order to obtain clearance under the HSR Act, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or any of the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement. In addition, Parent shall defend (including through litigation on the merits) against any claim asserted by any Governmental Entity or any other Person in order to avoid the entry of, or have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, prevent or delay the consummation of the Merger or any of the transactions contemplated by this Agreement, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or any of the other transactions contemplated hereby. The Company and its counsel shall have the opportunity to participate in any litigation, action, suit or proceeding described in the preceding sentence, and Parent and its counsel shall cooperate with and keep informed the Company and its counsel in connection with such litigation, action, suit or proceeding.

(d) Parent shall not (and shall cause its controlled Affiliates not to) take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the products, services or lines of business of the Company and its Subsidiaries) if such action could make it more likely that there would arise any impediments under any antitrust, competition, trade regulation or other applicable Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity to the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof.

(e) Each party hereto shall (i) promptly notify the other parties hereto of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable Law, permit the other parties hereto to review in advance any proposed written communication to any of the foregoing and incorporate the other party’s reasonable comments, (ii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning any antitrust, competition or trade regulation matters in connection with this Agreement or the Merger unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate thereat and (iii) furnish the other parties hereto with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to any antitrust, competition or trade regulation matters in connection with this Agreement and the Merger, except that any materials concerning the Company’s valuation of the transaction, the Company’s internal financial information or competitively sensitive information of the Company and its Subsidiaries may be redacted or limited to outside counsel pursuant to any applicable joint defense or common interest agreement. Without limiting the foregoing, Parent agrees that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the Merger and the other transactions contemplated by this Agreement to be consummated, Parent shall promptly (and in any event within two (2) calendar days) communicate the terms of the offer to the Company.

Section 6.8 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.9 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide an opportunity for the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Parent or Merger Sub in connection with the receipt and existence of an Alternative Proposal and matters related thereto or an Adverse Recommendation Change and (ii) each party and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.9; provided further that the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.10 Indemnification and Insurance. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses to, the present and former officers, directors, employees and fiduciaries of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent the Company would be permitted to do so under applicable Law and to the fullest extent required under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, an “Action”) to which an Indemnified Person is, has been or becomes a party or with respect to which an Indemnified Person is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Action arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Person in connection with and prior to the final disposition of such Actions, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Person of a request therefor, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Action in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter. If any claim for indemnification is asserted or made by any Indemnified Person pursuant to this Section 6.10, any determination (if any) required to be made with respect to whether such Indemnified Person’s conduct complies with the standards under the DGCL, the Surviving Corporation’s certificate of incorporation, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Person that is reasonably acceptable to the Surviving Corporation (it being understood and agreed that the burden of proof shall be on Parent and the Surviving Corporation to establish that such Indemnified Person did not so comply). If any Action is brought against any Indemnified Person in which indemnification could be sought by such Indemnified Person under this Section 6.10, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel in connection with such Action, whether or not the Surviving Corporation shall elect to control the defense of any such Action, (C) the Surviving Corporation shall pay all fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Action, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(b) From and after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall, following consultation with Parent and using the nationally recognized insurance broker designated by Parent and after contacting the Company’s insurance broker (but not using the Company’s insurance broker), obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), or, if the Company is unable to or does not obtain or fully pay the premium for the D&O Insurance, from and after the Effective Time Parent shall and shall cause the Surviving Corporation to, obtain and fully pay the premium for the D&O Insurance, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if an Indemnified Person is or has been a party to or is or has been otherwise involved (including as a witness) in any Action (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.10 shall continue in effect until the final disposition of such Action.

(e) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(f) The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(g) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer, employee or fiduciary referred to in this Section 6.10 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.11 Parent Financing.

(a) Efforts to Obtain Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters (taking into account any “market flex”

provisions in the fee letter) on or prior to the Closing Date. Such actions shall include: (i) maintaining in full force and effect the Debt Commitment Letters in the form provided to the Company concurrently with the execution of this Agreement (except to the extent additional or alternative financing would then be available to consummate the transactions on the Closing Date) or as otherwise permitted to be amended in accordance with the terms hereof, (ii) satisfying on a timely basis all of the conditions precedent and covenants to the Debt Financing applicable to Parent and/or Merger Sub that are to be satisfied by Parent and/or Merger Sub, (iii) negotiating, executing and delivering the Debt Financing Documents that reflect the terms contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letters or any related fee letter), in each case which terms shall not in any respect expand on the conditions to the funding of the proceeds from the Debt Financing at the Closing or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date unless a corresponding increase in alternative financing is then made available, or, if available, on other terms that are acceptable to Parent and Merger Sub and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iv) using reasonable best efforts to fully enforce its rights under the Debt Commitment Letters and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the closing, (v) promptly commencing the syndication activities contemplated by the Debt Commitment Letters and (vi) borrowing an amount necessary in accordance with the terms of the Debt Financing Documents to consummate the transactions contemplated hereunder. Parent and Merger Sub shall not without the prior written consent of the Company take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letters. Each of Parent and Merger Sub shall comply in all material respects with all of its obligations under each of the Debt Financing Documents. Parent shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions set forth in the Equity Commitment Letter. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall permit or consent to (A) any amendment, supplement or modification to be made to the Equity Commitment Letter (other than to increase the amount of the Equity Financing) or (B) any amendment, supplement or modification to be made to the Debt Commitment Letters if such amendment, supplement or modification would (1) change, expand or impose new conditions precedent to the funding of the proceeds from the Debt Financing from those set forth therein on the date hereof (2) change the timing of the funding of the proceeds of the Debt Financing thereunder in a manner that would reasonably be expected to (A) materially delay (taking in account the Marketing Period), impair or prevent the Closing Date or (B) adversely impact in any respect the ability of Parent to consummate the transactions contemplated by this Agreement or under the Commitment Letters or (3) reduce the aggregate cash amount of the proceeds of the Debt Financing below the amount required to consummate the transactions contemplated under this Agreement (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)) (unless any such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or otherwise done pursuant to the terms of the Commitment Letter) or (4) otherwise adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the timing of the Closing; provided, that subject to the limitations set forth in this Section 6.11, Parent or Merger Sub may, without the consent of the Company, amend the Debt Commitment Letters (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof and (ii) in connection with the implementation of any flex provision. For purposes of this Agreement, references to the “Debt Commitment Letters” shall include such documents as permitted or required by this Section 6.11 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Each of Parent and Merger Sub (i) acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the proceeds from the Financing and a failure of the Closing to occur solely because Parent and Merger Sub shall not have received the proceeds of the Financing shall constitute a breach of this Agreement by Parent and Merger Sub and (ii) reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(b) Parent and Merger Sub shall keep the Company fully informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice (i) of any breach or default that would reasonably be expected to materially delay (taking into account the Marketing Period), impair or prevent the Closing Date (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default that would reasonably be expected to materially delay (taking into account the Marketing Period), impair or prevent the Closing Date), (ii) if and when Parent or Merger Sub becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letters may not be available to consummate the transactions contemplated by this Agreement, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letters or any other Debt Financing Document or (B) dispute or disagreement between or among any parties to the Debt Commitment Letters or any other Debt Financing Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Financing Documents), (iv) if for any reason Parent or Merger Sub believes in good faith it will not be able to obtain any portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letters or the Debt Financing Documents and (v) of any termination of the Debt Commitment Letters. Parent and Merger Sub shall provide the Company, upon reasonable request, with copies of any Debt Financing Documents and such other information and documentation as reasonably requested regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(c) In the event of any notification or communication that the Debt Financing will not be available to Parent and Merger Sub in accordance with the terms hereof (subject to any permitted modifications herein), Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the “Alternative Financing”) from alternative sources on whatever terms and conditions that are no less favorable (including with respect to conditionality), in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letters (taking into account any “market flex” provisions), in an amount, together with the Equity Financing, sufficient to consummate the transactions contemplated by this Agreement and satisfy the obligations of the Parent under this Agreement, as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing is scheduled to occur pursuant to Section 2.2, it being understood and agreed that if Parent and Merger Sub proceed with any Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, Parent shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letters” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing and any reference to “Financing Sources” shall include the financing institutions contemplated to provide any such Alternative Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.11 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees materially in excess of those contemplated by the Debt Commitment Letters or any fee letters contemplated by the Debt Commitment Letters (including flex provisions), or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(e) Financing Cooperation. From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause each of its

Subsidiaries to, cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and each of its Subsidiaries to provide to Parent and/or Merger Sub, at Parent’s sole expense, such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary and may be reasonably requested by Parent, including using reasonable best efforts to:

(i) upon reasonable notice, participate in a reasonable number of meetings and presentations with prospective lenders or investors and due diligence and drafting sessions;

(ii) assist with the preparation of materials for bank information memoranda, private placement memoranda or prospectuses and similar documents reasonably necessary in connection with the Debt Financing (including executing customary authorization letters); provided, however, that prior to the consummation of the transaction hereunder, neither the Company nor its Subsidiaries will be required to issue any securities; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s);

(iii) prepare and furnish to Parent or Merger Sub and the Financing Sources as promptly as practicable all Required Information and to the extent customary and not unreasonably interfering with the business of the Company, provide reasonable access as necessary for completion of an initial field exam, appraisals and audits in connection with the borrowing base for the asset based loan component of the Debt Financing;

(iv) have the Company designate members of senior management of the Company to participate in a reasonable number of presentations and sessions, upon reasonable advance notice, with rating agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and the Financing Sources and other potential lenders in the Financing;

(v) assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters;

(vi) assist in the preparation of, and execute and deliver, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent required by the Financing Sources) and other customary documents as may be reasonably requested by Parent and that are not effective until as of or after the Closing;

(vii) assist the Financing Sources in benefiting from the existing lending relationships of the Company and its Subsidiaries;

(viii) request from the Company’s existing lenders such customary payoff letters and lien release and termination documentation in connection with refinancings as reasonably requested by Parent in connection with the Financing and collateral arrangements; and

(ix) furnish Parent and the Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001);

provided, however, that the Company shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 6.11(e) that: (u) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (w) causes any representation or warranty in this Agreement to be breached; (x) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes the breach of this Agreement; (y) requires the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its organizational documents or any Law and for which it would be subject to liability for which it is not indemnified hereunder; or (z) requires (i) the Company, any of its Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing or (ii) the pre-Closing directors, managers and general partners of the Company and its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case of clauses (z)(i) and (z)(ii), that is not contingent upon consummation of the Closing or that would be effective prior to the Effective Time. The Company hereby consents to the reasonable use of the Company’s and the Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries.

(f) Prior to the consummation of the Merger, in no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) or expense in connection with assisting Parent in arranging the Debt Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives in connection therewith. Parent shall, from and after the Closing or promptly after the termination of this Agreement pursuant to Section 8.1, (i) promptly upon request by the Company reimburse the Company for all out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation (excluding any out-of-pocket costs associated with the payoff and termination of any existing debt facilities of the Company) and (ii) indemnify and hold harmless the Company, and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (except with respect to matters arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company pursuant to Section 6.11(e) or any fraud or any intentional misrepresentation with respect to any such information).

Section 6.12 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.13 Notices of Certain Events: Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (each such individual a “Section 16 Officer”) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Defense of Litigation. The Company shall control, and the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Action brought by any of the Company’s stockholders against the Company or its directors or officers (for the avoidance of doubt, whether or not Parent or any other Person is a defendant in such Action) arising out of or relating to transactions contemplated by this Agreement; provided, however, that the Company shall not settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.17 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Meeting.

Section 6.18 Repayment of Indebtedness.

(a) Promptly following the date hereof, the Company, in consultation with Parent and Merger Sub, will seek to amend each series of Notes to, among other matters, (i) permit the Company to deliver a notice of redemption under each series of Notes, which redemption shall be conditioned on the consummation of the Merger, and (ii) eliminate any obligation under the terms of the note purchase agreement governing the 2022 Notes for the Company or Parent to commence a change of control offer to purchase all of the 2022 Notes (collectively, the “Notes Amendments”) and subject to the effectiveness of the Notes Amendments, on the Closing Date, the Company will voluntarily redeem in full the entire unpaid principal amount, along with unpaid interest, fees, premiums and any other amounts owed under each series of Company Notes (such aggregate amount being the “Notes Takeout Amount”); provided that in the event the Notes Amendments are not effective on or prior to the Closing Date, the Company will, on the Closing Date, (x) deliver an irrevocable notice of redemption in accordance with the terms of each series of the Notes to allow Merger Sub to redeem the outstanding Notes within 30 days of the Closing Date and (y) deposit into escrow an amount in cash equal to the Notes Takeout Amount that will be applied to redeem the Notes in full following such 30 day period.

(b) In the event that the Company is unable to successfully consummate the Notes Amendments for the 2022 Notes as contemplated in Section 6.18(a) hereof, Parent shall (or the Company, if directed by Parent, shall), at a time selected by Parent, commence a change of control offer to purchase all of the 2022 Notes (subject to the terms of and in accordance with the requirements of the note purchase agreement governing the 2022 Notes) at the price required pursuant to the note purchase agreement governing the 2022 Notes using funds provided by Parent. Parent shall prepare all necessary and appropriate documentation in connection with any such change of control offer, and the Company shall, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with such change of control offer. The closing of the change of control offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the change of control offer to close on the Closing Date. Concurrent with the Effective Time, and in accordance with the terms of the change of control offer for the 2022 Notes, the Surviving Corporation shall accept for purchase and purchase each of the 2022 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all 2022 Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such change of control offer.

(c) The Company shall waive any of the conditions to any change of control offer for the 2022 Notes (other than that the Merger shall have been consummated and that there shall be no Order prohibiting consummation of such change of control offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to such change of control offer or make any changes to such change of control offer other than as agreed between Parent and the Company.

(d) In connection with the change of control offer for the 2022 Notes, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with such change of control offer upon the incurrence of such fees and out-of-pocket expenses.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company at the request of Parent in connection with the Company’s compliance with its obligations under this Section 6.18, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any redemption or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any documents related thereto).

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to and as of the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which makes illegal, enjoins or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby is further subject to the fulfillment (or waiver in writing by the Company) at or prior to and as of the Closing of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by “Parent Material Adverse Effect” shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions in the case of clause (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby are further subject to the fulfillment (or waiver in writing by Parent) at or prior to and as of the Closing of the following conditions:

(a) (i) The representations and warranties of the Company contained in this Agreement that are qualified by “Company Material Adverse Effect” shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions in the case of this clause (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (x) the representations and warranties of the Company contained in Section 4.2 shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) except where the failure of such representations to be true at and as of the Closing, or such specified time, as applicable, does not result in additional aggregate consideration payable by Parent or the Surviving Corporation pursuant to this Agreement in excess of a de minimis amount and (y) each of the representations and warranties of the Company contained in Section 4.3, Section 4.20 and Section 4.22 shall be true in all material respects at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time).

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance, which has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained and whether before or after the effectiveness of the Merger Sub Stockholder Consent:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Effective Time shall not have occurred on or before February 12, 2016 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the cause of or resulted in the failure to consummate the Merger on or before such date;

(ii) prior to the Effective Time, if any court of competent jurisdiction shall have issued or entered an injunction or similar order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or similar order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.7 to prevent, oppose and remove such injunction or similar order; or

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(c) by the Company:

(i) if, prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written agreement with respect to a Superior Proposal, but only if the Company (A) has complied in all respects with the provisions of Section 6.4 and (B) pays the Company Termination Fee in accordance with Section 8.3(a) and (C) shall enter into such written agreement immediately after such termination (a “Superior Proposal Termination”);

(ii) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) or failure of the Closing to occur and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(iii) if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), the Company has given irrevocable written notice to Parent and Merger Sub that it is prepared to consummate the Closing, and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement by no later than the third (3rd) Business Day following the later of (A) delivery of the written notice described in this Section 8.1(c)(iii) and (B) the date by which the Closing should have occurred pursuant to Section 2.2; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

(d) by Parent:

(i) if an Adverse Recommendation Change shall have occurred or the Board of Directors publicly proposes to make an Adverse Recommendation Change; or

(ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected and the basis therefor. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement and the provisions of Section 6.3(b), the Guaranty, the expense reimbursement and indemnity provisions of Section 6.11, Section 6.18, this Section 8.2, Section 8.3, and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated pursuant to (x) Section 8.1(b)(i), (y) Section 8.1(b)(iii) (with respect to clauses (x) and (y), so long as the Company did not concurrently have the right to terminate this Agreement pursuant to Section 8.1(c)(ii)), or (z) Section 8.1(d)(ii), and (A) at any time after the date of this Agreement and prior to the Company Meeting an Alternative Proposal shall have been publicly announced or otherwise been publicly communicated to the Company’s stockholders and (B) within twelve months following the date of such termination, an Alternative Proposal shall have been consummated (provided that for purposes of this clause (B), each reference to “20%” in the definition of Alternative Proposal shall be deemed to be a reference to “50%”);

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(i); or

(iii) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(i);

then, the Company shall, (A) in the case of clause (i) above, no later than two (2) Business Days after the date of the occurrence of the applicable event described in clause (B) of Section 8.3(a)(i) pay Parent (or one or more of its designees) the Company Termination Fee; (B) in the case of clause (ii) above, prior to or on the day of such termination, and as a condition to such termination, pay Parent (or one or more of its designees) the Company Termination Fee; and (C) in the case of clause (iii) above, within two (2) Business Days of such termination, pay Parent (or one or more of its designees) the Company Termination Fee, in each case by wire transfer of same day funds to one or more accounts designated by Parent.

(b) In the event that:

(i) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(ii); or

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(iii)

then, Parent shall, within two (2) Business Days of such termination, pay the Company the Reverse Termination Fee, by wire transfer of same day funds to one or more accounts designated by the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s right set forth in the second to last sentence of this Section 8.3(c) and Section 9.5, the Company’s right to receive payment of the Reverse Termination Fee shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and any other Company Related Parties against Parent, Merger Sub, the Guarantors, the Financing Sources or any of their respective Affiliates or any direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered in connection with this Agreement and the transactions contemplated hereby, including as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Equity Commitment Letter, the Debt Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise it being understood and the Company agrees that the maximum aggregate liability of the Parent Related Parties shall be limited to an amount equal to the amount of the Reverse Termination Fee, and in no event shall the Company seek or be entitled to recover any money damages, recovery or judgment in connection with this Agreement and the transactions contemplated hereby in excess of the Reverse Termination Fee, and in no event shall the Company seek or be entitled to multiple, special or punitive damages against any Parent Related Party in excess of the Reverse Termination Fee (except that Parent shall also be obligated with respect to the terms of the Confidentiality Agreement and the provisions of Section 6.3(b), Section 8.3(d) and Section 9.2 and for any of its expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.18 and the Guarantors shall also be obligated with respect to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.5, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a), in circumstances where the Company Termination Fee is owed and paid in full pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, Affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform (except that the Company shall also be obligated with respect to the terms of Section 8.3(d) and Section 9.2). Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.3 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the financing provided for by the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 6.11, pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (iv) Parent fails to consummate the Closing in accordance with Section 2.2. For the avoidance of doubt, while the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and all or any portion of the Reverse Termination Fee.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.2 Expenses. Except as set forth in Sections 6.11(e), 6.11(f), 6.18 and 8.3 or as otherwise expressly provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (i) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company and (ii) all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, solely if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7 or in any other manner permitted by applicable Law. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in (i) New York State court sitting in the County of New York or (ii) United States District Court for the Southern District of New York.

Section 9.5 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the penultimate sentence of Section 8.3(c), each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. It is acknowledged and agreed that, in the event of a failure or threatened failure of Parent to enforce the terms of the Debt Commitment Letter, the Company shall be entitled to specific performance to cause Parent to use its reasonable best efforts to enforce the terms of the Debt Commitment Letter or any financing agreements related thereto. Subject to the penultimate sentence of Section 8.3(c), each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument or prove actual damages in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary contained herein, this Section 9.5 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), including the penultimate sentence thereof.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUIT AGAINST THE FINANCING SOURCES OR EQUITY PROVIDER). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING FINANCING SOURCES UNDER THE DEBT FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by facsimile transmission with written confirmation of receipt, (ii) by reliable overnight delivery service (with proof of service), or (iii) by hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) addressed as follows:

To Parent or Merger Sub:

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, NY 10019

Facsimile: (212) 796-8560

Attention: Stefan Kaluzny and Peter Morrow

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 S. Hope Street, 29th Floor

Los Angeles, CA 90071

Facsimile: (213) 680-8500

Attention: Mikaal Shoaib, P.C. and Hamed Meshki

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-6460

Attention: Sean D. Rodgers, P.C.

and

Law Offices of Gary M. Holihan, P.C.

2345 Larkdale Drive

Glenview, Illinois 60025

Facsimile: (847) 730-3461

Attention: Gary M. Holihan

To the Company:

Belk, Inc.

2801 West Tyvola Road

Charlotte, NC 28217

Facsimile: (704) 357-1883

Attention: Ralph A. Pitts, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

Facsimile: (404) 572-5133

Attention: John D. Capers, Jr.

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (iii) at and after the Effective Time, the rights of the holders of Company RSUs and Company Stretch Awards to receive the payments contemplated by the applicable provisions of Section 3.3, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement; provided that notwithstanding the foregoing, the provisions of this Section 9.8(a) and Section 8.3(c), the last sentence of Section 9.4, Section 9.5, Section 9.6, the last sentence of Section 9.11 and Section 9.12 shall be enforceable by each Financing Source and each Financing Source shall be an intended third party beneficiary of this Section and such Sections and shall be entitled to enforce such provisions as if direct parties to this Agreement. The representations and warranties in this Agreement and the indemnification obligations of Parent in Section 6.11(f) are the product of negotiations among the parties hereto and are for the sole benefit of the parties.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties; provided that each of Parent and Merger Sub may (i) assign, by operation of law or otherwise, in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates and (ii) after the Closing, may assign all of its rights under this Agreement for collateral security purposes to any Financing Source; provided, further, that no such assignment shall (i) relieve such party of any of its obligations under this Agreement or (ii) be permitted if such assignment would reasonably be expected to prevent, impair or materially delay the consummation of the Merger and the other transactions contemplated hereby. Any assignment, delegation or transfer in violation of this Section 9.8 shall be null and void ab initio.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement (including the exhibits, annexes and schedules hereto), the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement), the Guaranty, the Equity Commitment Letter, the Company Disclosure Letter and the other documents delivered pursuant to this Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval or the effectiveness of the Merger Sub Stockholder Consent, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or stockholder of Merger Sub, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the stockholder of Merger Sub, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, this Section 9.11 and Section 8.3(c), the last sentence of Section 9.4, Section 9.5, Section 9.6, the last sentence of Section 9.11 and Section 9.12 (and the related definitions in this Agreement used therein) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of such Financing Source.

Section 9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or stockholder of the Company (other than, (i) in the case of the Parent Related Parties, the Guarantors to the extent set forth in the Guaranty or Equity Commitment Letter and (ii) in the case of a Company stockholder, to the extent set forth in the Voting Agreements, the Rollover Agreements or any other documents executed by such stockholder in connection with the transactions contemplated hereby and thereby) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to and to cause any Company Related Party not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party and that the Company and the Company Related Parties has and shall have no right of recovery against and no liability shall attach to any of the Parent Related Parties (other than any payment from the Guarantors to the extent set forth in the Guaranty, or in connection with the Company’s third party beneficiary rights under the Equity Commitment Letter), including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise. Without limiting the rights of Parent and Merger Sub against the Company hereunder, in no event shall Parent, Merger Sub or any Parent Related Party, and Parent and Merger Sub agree not to and to cause any Parent Related Party not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company stockholder and agree that Parent, Merger Sub and the Parent Related Parties have and shall have no right of recovery against and no liability shall attach to any of the Company’s stockholders (other than pursuant to the terms and conditions of the Voting Agreements, the Rollover Agreements or any other documents executed by such Company stockholder in connection with the transactions contemplated hereby or thereby), including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BEAR PARENT INC.

By:	/s/ Stefan Kaluzny
	Name:	Stefan Kaluzny
	Title:	President

BEAR MERGER SUB INC.

By:	/s/ Stefan Kaluzny
	Name:	Stefan Kaluzny
	Title:	President

BELK, INC.

By:	/s/ Ralph A. Pitts
	Name:	Ralph A. Pitts
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Merger Agreement]